UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4, 2025

UTG INC
(Exact Name of Registrant as Specified in Its Charter)

000-16867
(Commission File Number)

Delaware	20-2907892
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

205 NORTH DEPOT STREET
STANFORD, Kentucky 40484
(Address of principal executive offices, including zip code)

(217) 241-6300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the regular Board of Directors meeting held on September 4, 2025, Mr. Howard Dayton announced his decision to step down from the Board of Directors of the Company and its subsidiary.  Mr. Dayton will assume an Emeritus status with the Company.

At the same meeting the members of the Board unanimously approved appointing Mr. Peter Ochs and Mr. Charles (“Chas”) Perry as members of the Board of Directors of the Company.

Mr. Ochs previously served on the UTG, Inc. Board of Directors and has agreed to come back and serve again.

Following are biographical information on both Mr. Ochs and Mr. Perry:

Mr. Ochs is founder of Capital III, a private equity investment firm located in Wichita, Kansas.  Capital III provides impact investment capital and management with investments in manufacturing, real estate, energy, and education with a geographical focus on the US and Latin America.   Prior to founding Capital III, Mr. Ochs spent 8 years in the commercial banking industry.  Mr. Ochs graduated from the University of Kansas with a degree in business and finance.  He currently serves on the boards of UTG, Inc., the American Independence Funds, and Trinity Academy.

Mr. Charles (“Chas”) Perry is the co-founding partner and member of PBEX, an oil and gas entity, since 2012 to present.  He is also co-founder and CEO of Master Mineral Holdings I, LP, Master Mineral Holdings II, LP and Master Mineral Holdings III, LP, mineral acquisition entities with a focus on the Appalachian Basin, since 2009 to present.  Mr. Perry has also served as founder and managing partner of Voyage Energy, an oil and gas investment company, since 2011 to present.  He has worked in other various aspects of the oil and gas industry for over 20 years.  Mr. Perry holds a Bachelor of Business Administration degree in Business Finance from Texas Tech University.  He has been a part of the Teen Flow board, a non-profit, since 2012 as well as trustee for Abell-Hanger Foundation, a non-profit, since 2024.  He has served on other non-profit boards throughout his career.  He enjoys spending time with his wife and three children and friends.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	September 4, 2025	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer